Exhibit (a)(1)(D)

To:	Certain Clearwire Stock Plan Participants
From:	stockoptions@clearwire.com
Date:	Monday, May 9, 2011
Subject:	Important Reminder About Your Pre-November 2008 Stock Option Grants
In preparation for the Option for RSU Exchange Program (the “Exchange Offer”) we wanted to send you an important reminder about your option grants that were made prior to the November 2008 transaction with Sprint and other strategic investors.
As you may recall, the transaction allowed Clearwire to take advantage of certain accounting rules that resulted in the company being able to reduce its compensation expense. In order to take advantage of the accounting treatment, we had to “split” certain grants so that the vested portion retained the original expense factor and the unvested portion was assigned a new expense factor. The vested and unvested portions of your grant were assigned new grant numbers (a variation of the original grant number). When you view these grant numbers in your E*Trade account and on the Option for RSU Exchange Program website (the “Exchange Website”), they appear to be two separate grants; however, they are considered the same grant and will be treated as one grant for exchange purposes. The split transaction did not change the terms and conditions of the grant. The grant date, vesting, price and all other provisions remain the same. Below is an example of how the grants were split and appear in your E*Trade account:
     Example Stock Option

Vesting Schedule	25% per year
Number of Shares Granted	600
Shares Vested on 11/28/08	150
Shares Unvested on 11/28/08	450
Example Stock Options (pre- transaction split of grant)

									Estimated
	Grant								Market
Action	Date	Number	Type	Status	Price	Granted	Exercisable	Pending	Value
Trade| Calculator	09/14/2007	OP001500	NQ	Accepted	$23.30	600	150	0	$0.00

Totals						600	150	0	$0.00
Example Stock Options (post- transaction split of grant)

									Estimated
	Grant								Market
Action	Date	Number	Type	Status	Price	Granted	Exercisable	Pending	Value
Trade| Calculator	09/14/2007	OP101500	NQ	Accepted	$23.30	150	150	0	$0.00

Trade| Calculator	09/14/2007	OP201500	NQ	Accepted	$23.30	450	0	0	$0.00

Totals						600	150	0	$0.00

In the example above, Number OP101500 refers to the vested portion of the original grant OP001500. Number OP201500 refers to the unvested portion of the original grant OP001500. Although the original grant OP001500 is now showing as two grants, they will be treated as one grant for exchange purposes.
Note: This information is for illustrative purposes only and does not reflect the actual grant data or information in your E*Trade account.
Grants that were entirely 100% vested or 100% unvested upon the close of the transaction on 11/28/08 were not split for compensation expense reporting purposes. Only grants that were partially vested required this “split” treatment. Again, this did not change the terms and conditions of the grant such as vesting, exercise (grant) price or expiration of the grant.
WHAT DOES THIS MEAN?
During the Exchange Offer, you will be given an opportunity to make an election to exchange your eligible option grants for restricted stock units (RSUs). Although certain grants may be “split” for expense reporting purposes they are treated as one grant for exchange purposes. If you make an election to exchange one portion of a split grant, you must also make an election to exchange the remaining portion of the split grant. The same election must be made for both portions of a split grant. You must make your exchange election for the entire grant (no partial grant elections are allowed).
If you elect to exchange one portion of a split grant but not the other portion, your election to exchange may be deemed invalid. Please make your selections carefully to ensure they are consistent for each grant date as they relate to the “split” grants. The new vesting schedule for the replacement RSU grant will be based on the vesting percentage of the original option grant.
When the Exchange Offer begins, you will be directed to the Exchange Website at https://clearwire.equitybenefits.com to make an election to exchange your eligible option grants for RSUs. Each option grant will indicate the number of replacement RSUs you will receive based on the exchange ratio. Split grants that are exchanged will result in one replacement RSU grant which will combine the replacement RSUs listed on the Exchange Website for each portion of the split grant.
As a reminder, participation in the Exchange Offer is completely voluntary. If you have questions or concerns about your split grants and the Exchange Offer, please contact the Clearwire Stock Plan Administrator at stockoptions@clearwire.com or at (425) 216-7184.